                            ASSET PURCHASE AGREEMENT

                                      Among

                       M.S. INVESTMENTS HOLDINGS, LIMITED,

                           MICRO SPORTS, INCORPORATED

                                       and

                          MICROLEAGUE MULTIMEDIA, INC.

                                   Dated as of

                                October 16, 1996

                                TABLE OF CONTENTS


                                                                           Page
                                                                          ------


ARTICLE I - TRANSFER OF ASSETS AND LIABILITIES...............................1
         1.1      Purchase and Sale..........................................1
         1.2      Purchase Price.............................................2
         1.3      Allocation of Purchase Price...............................2
         1.4      Assumption of Liabilities..................................3

ARTICLE II - CLOSING.........................................................3
         2.1      Closing....................................................3
         2.2      Deliveries by Sellers; Payment of Taxes....................3
         2.3      Deliveries by Buyer........................................4

ARTICLE III - RELATED MATTERS................................................5
         3.1      Use of Name................................................5
         3.2      Employees, Benefit Plans, Etc..............................5

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLERS.......................5
         4.1      Organization, Etc..........................................5
         4.2      Authorization..............................................6
         4.3      No Violation...............................................6
         4.4      Subsidiaries...............................................7
         4.5      Financial Statements.......................................7
         4.6      No Undisclosed or Contingent Liabilities...................7
         4.7      Litigation, Orders.........................................7
         4.8      Title to Properties; Encumbrances..........................8
         4.9      Equipment..................................................8
         4.10     Compliance with Law........................................8
         4.11     Taxes......................................................8
         4.12     Consents and Approvals.....................................9
         4.13     Good Title Conveyed, Etc...................................9
         4.14     Assets Necessary to Business..............................10
         4.15     Insurance.................................................10
         4.16     Contracts, Commitments and Returns........................10
         4.17     Certain Interests.........................................11
         4.18     Intellectual Property.....................................11
         4.19     Inventory.................................................12
         4.20     Employee Benefit Plans....................................12


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         4.21     Product Recalls...........................................13
         4.22     Labor Matters.............................................13
         4.23     Personnel.................................................13
         4.24     Bank Accounts.............................................13
         4.25     Private Placement.........................................13
         4.26     Disclosure................................................14

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER.........................14
         5.1      Organization, Etc.........................................14
         5.2      Authorization.............................................15
         5.3      No Violation..............................................15
         5.4      Validity of Stock.........................................15
         5.5      Capitalization............................................15
         5.6      Disclosure................................................15

ARTICLE VI - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...................16
         6.1      Survival of Representations...............................16
         6.2      Indemnification...........................................16
         6.3      Conditions of Indemnification.............................16
         6.4      Limitation on Claims......................................17

ARTICLE VII - OTHER OBLIGATIONS OF SELLERS AND BUYER........................17
         7.1      Confidentiality...........................................17
         7.2      Assignment of Confidentiality Agreements..................18
         7.3      Mail Received After Closing...............................18
         7.4      Competition...............................................18
         7.5      Registration Rights.......................................19
         7.6      Maintenance of Listing....................................20

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF BUYER...........................20
         8.1      Representations and Warranties............................20
         8.2      Performance...............................................20
         8.3      No Proceeding or Litigation...............................20
         8.4      No Injunction.............................................21
         8.5      Opinion of Company Counsel................................21
         8.6      Documents.................................................21
         8.7      Consents and Approvals....................................21

ARTICLE IX - CONDITIONS TO OBLIGATIONS OF SELLERS...........................21
         9.1      Representations and Warranties............................21
         9.2      Performance...............................................21
         9.3      No Injunction.............................................21
         9.4      Opinion of Buyer's Counsel................................22


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         9.5      Employment Agreement......................................22

ARTICLE X - MISCELLANEOUS...................................................22
         10.1     Commissions...............................................22
         10.2     Expenses; Taxes, Etc......................................22
         10.3     Further Assurances........................................22
         10.4     Parties in Interest.......................................22
         10.5     Entire Agreement, Amendments and Waiver...................22
         10.6     Headings..................................................23
         10.7     Notices...................................................23
         10.8     Governing Law.............................................24
         10.9     Third Parties.............................................24
         10.10    Counterparts..............................................24

ARTICLE XI - DEFINED TERMS..................................................24
         11.1     Location of Certain Defined Terms.........................24
         11.2     Other Defined Terms.......................................25


EXHIBIT A-1       Bill of Sale of Parent
EXHIBIT A-2       Bill of Sale of the Company
EXHIBIT B         Assignment
EXHIBIT C         Escrow Agreement
EXHIBIT D         Assumption Agreement
EXHIBIT E         Employment Agreement


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                            ASSET PURCHASE AGREEMENT
                           -------------------------

         ASSET PURCHASE AGREEMENT, dated as of October 16, 1996, among M.S. Investments Holdings, Limited, a British Virgin Islands company ("Parent"), Micro Sports, Incorporated, a Tennessee corporation and a wholly-owned subsidiary of Parent (the "Company" and, together with Parent, "Sellers"), and MicroLeague Multimedia, Inc., a Pennsylvania corporation ("Buyer").

         The Company is engaged in the design, development, marketing, distribution, licensing, maintenance and support of computer software programs comprising or related to sports video games (the "Business"). Parent owns various license and contract rights, copyrights, trademarks, trade secrets and other intellectual property relating to the Business. Buyer desires to purchase, and Sellers desire to sell, the Business as a going concern and all of the assets of the Business, including such intellectual property, upon the terms and conditions set forth herein.

         Accordingly, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES
                      ------------------------------------
         1.1      Purchase and Sale.

                  (a) Subject to the terms and conditions set forth herein, on the Closing Date (as defined below), (i) Buyer shall purchase from Parent, and Parent shall sell and transfer to Buyer, all of the assets, tangible and intangible, and wherever situated, relating to the Business owned by Parent (the "Parent Assets") and (ii) Buyer shall purchase from the Company, and the Company shall sell and transfer to Buyer, the Business and all of the assets, tangible and intangible, and wherever situated, of the Business (the "Company Assets" and, together with the Parent Assets, the "Assets"), in each case free and clear of all liabilities, obligations, claims, liens and encumbrances (whether absolute, accrued, contingent or otherwise) except those expressly assumed by Buyer as provided in Section 1.4. The Assets shall include all of the assets set forth on Schedule 1.1.

                  (b) The sale and transfer of the Assets shall be effected by delivery by Sellers to Buyer at the Closing of the following:

                    (i) bills of sale in substantially the form of Exhibits A-1 and A-2 hereto, respectively (the "Bills of Sale");



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                     (ii) assignments with respect to all patents, trademarks,
        trade or service names and marks, assumed names and copyrights and all applications therefor in which Parent or the Company has any interest, all in recordable form, in substantially the form of Exhibit B hereto (collectively, the "Assignment"); and

                     (iii) such other good and sufficient instruments of conveyance and transfer as shall be necessary to vest in Buyer good and valid title to the Assets (collectively, the "Other Instruments"), free and clear of all liabilities, obligations, claims, liens and encumbrances (whether absolute, accrued, contingent or otherwise) , except the Assumed Liabilities (as defined below).

        1.2 Purchase Price. The purchase price for the Assets shall be $2,000,000, payable solely in shares (the "Shares") of common stock, $.01 par value, of Buyer (the "Common Stock"), plus the assumption of the Assumed Liabilities. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements of Sellers contained herein, Buyer shall deliver at the Closing the following:

            (a) to the Sellers, a certificate representing such number of shares of Common Stock, rounded up to the nearest whole share, having an aggregate market value equal to $1,800,000, which shall be calculated based on the average of the last sale prices of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System for the 10 consecutive trading days immediately preceding the Closing Date or, if no sale occurs on any such day, the average of the closing bid and asked prices on such day as so reported;

            (b) to PNC Bank-Delaware, as escrow agent (the "Escrow Agent"), a certificate representing such number of shares of Common Stock, rounded up to the nearest whole share, having an aggregate market value, determined as provided in paragraph (a) above, equal to $200,000, to be held in escrow pursuant to an escrow agreement among Buyer, Sellers and the Escrow Agent in the form of Exhibit C hereto (the "Escrow Agreement") to secure to Buyer the right to indemnification under Article VI; and

            (c) to the Company, the Assumption Agreement, substantially in the form of Exhibit D hereto (the "Assumption Agreement"), whereby Buyer shall assume and agree to perform, pay or discharge the liabilities and obligations of the Company relating to the Business specified therein.

        1.3 Allocation of Purchase Price. Within 30 days following the Closing Date, Buyer shall deliver to Sellers a schedule prepared by Buyer that allocates the consideration provided for in Section 1.2 and the Assumed Liabilities among the Assets. If Sellers disagree with any matters contained in such schedule, they shall so advise Buyer within 15 days after receipt thereof. Any disagreements that Buyer and Sellers are unable to resolve within 30 days after Seller's notice to Buyer shall be resolved by an independent accounting firm of recognized


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standing selected by Buyer and Sellers. All fees and expenses of such firm shall be borne equally by Buyer and Sellers. Such allocation shall be conclusive and binding on Buyer and Sellers for purposes of their federal, state, local and foreign tax returns. Each of Buyer and Sellers shall file all tax returns, including the forms required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), consistent with such allocation.

        1.4 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform, pay or discharge the liabilities and obligations of the Company set forth on Schedule
1.4 (the "Assumed Liabilities"), which constitute all of the Company's liabilities and obligations as of August 31, 1996 and all of the Company's operating expenses incurred in the ordinary course of business since such date. Sellers acknowledge receipt from Buyer prior to the date hereof of $80,000 and represent and warrant to Buyer that such funds have been applied to pay a portion of the Company's outstanding liabilities incurred in the ordinary course of business. Except as set forth in this Section 1.4 and the Assumption Agreement, Buyer shall not assume or be responsible for any liabilities or obligations of Parent or the Company. Following the Closing, Sellers shall perform, pay or discharge all liabilities and obligations relating to the Business, other than the Assumed Liabilities, that arose or relate to events occurring prior to the Closing, including (i) all claims relating to products sold or distributed by the Company prior to the Closing Date and (ii) all liabilities and obligations of Parent or the Company to employees, agents, representatives or similar persons under any oral or written agreement, arrangement, benefit plan, insurance policy or other program.


                                   ARTICLE II

                                     CLOSING
                                    ---------
        2.1  Closing. The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, 1401 Walnut Street, Philadelphia, Pennsylvania, at 10:00 A.M., on October __, 1996 or such other time and date as Buyer and Sellers may agree. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

       2.2   Deliveries by Sellers; Payment of Taxes.

             (a) At the Closing, Sellers shall deliver to Buyer (unless delivered previously), the following:

                  (i)   the Bills of Sale;

                  (ii)  the Assignments and the Other Instruments;



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                  (iii) the Confidentiality Agreements and assignments thereof referred to in Section 7.2;

                  (iv)  the opinion of counsel referred to in Section 8.5;

                  (v)   executed counterparts of any consents referred to in
                        Section 8.7;

                  (vi) all documents containing or relating to intellectual property to be purchased by Buyer pursuant to this Agreement;

                  (vii) all books and records (including all computerized records and other computerized storage media and the software used in connection therewith) of the Business (collectively, "Books and Records") including all Books and Records relating to the purchase of materials, supplies and services for the Company, dealings with customers and distributors of the Company, and employees of the Company that Buyer determines in its sole discretion to hire, and all records and signature and authorization cards relating to the Company's bank accounts referred to in Section 4.24; and

                           (viii) all other previously undelivered documents, instruments and writings required to be delivered by Parent or the Company to Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                  (b) At or prior to the Closing, Sellers shall pay all transfer, stamp, sales, use, excise or similar taxes payable in connection with the sale of the Assets contemplated hereby.

         2.3      Deliveries by Buyer.

                  (a) At the Closing, Buyer shall deliver to Sellers (unless delivered previously) the following:

                        (i) a certificate representing the shares of Common Stock referred to in Section 1.2(a);

                        (ii)  the Assumption Agreement;

                        (iii) the opinion of counsel referred to in Section 9.4;
                              and

                        (iv) all other previously undelivered documents, instruments and writings required to be delivered by Buyer to Sellers at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                  (b) At the Closing, Buyer shall deliver to the Escrow Agent a certificate representing the shares of Common Stock referred to in Section 1.2(b).


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                                   ARTICLE III

                                 RELATED MATTERS
                                ----------------

         3.1 Use of Name. At the Closing, the Company shall cause an amendment to its charter to be filed with the Secretary of State of the State of Tennessee, changing its name to a name bearing no resemblance to "Micro Sports." At the Closing, the Company shall deliver to Buyer a duplicate original of such Articles of Amendment, duly executed and suitable for filing. After the Closing, the Company shall not use or permit any of its Affiliates to use the name "Micro Sports" or any variant or derivative thereof.

         3.2      Employees, Benefit Plans, Etc.

                  (a) Buyer shall have the right, but shall have no obligation, to offer employment to such employees of the Company who are employed in the Business as Buyer in its sole discretion may determine. Any employment offered by Buyer to employees of the Company shall be on such terms and conditions as Buyer in its sole discretion may determine. Nothing contained in this Section
3.2 shall be construed to confer upon or give to any person other than the parties to this Agreement and their successors or permitted assigns any rights or remedies hereunder. In no event shall Buyer be responsible for any accrued vacation pay of any such employees for any period prior to the Closing.

                  (b) Buyer is not assuming, and the Company shall remain responsible for, all amounts due to employees of the Company in respect of wages, bonuses, commissions or other compensation or under any benefit plan with respect to all periods prior to the Closing Date (except to the extent included in the Assumed Liabilities), and Sellers shall withhold all taxes and other amounts required by law to be withheld in respect of such wages, bonuses, commissions and compensation.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -------------------------------------------
         Sellers jointly and severally represent and warrant to Buyer as follows:

         4.1 Organization, Etc. Parent is an investment holding company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The the corporate power and authority to conduct the Business as it is currently Company has being conducted and to own and lease the property and assets that it now owns and leases. Other than the State of Tennessee, there are no jurisdictions in which the properties owned or leased by the Company or the nature of the Business makes qualification or licensing of the Company as a

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foreign corporation necessary or where the failure to be so qualified or licensed would have a material adverse effect on the Business. The copies of the memorandum of association and articles of association of Parent and the charter and bylaws of the Company, as previously delivered to Buyer by Parent and the Company, respectively, are complete and correct copies of such instruments as currently in effect.

         4.2      Authorization.

                  (a) Each Seller has all requisite corporate power and authority to enter into, execute, deliver and consummate the transactions contemplated by this Agreement and any instruments and agreements contemplated herein required to be executed and delivered by it pursuant to this Agreement, including the Bills of Sale, the Assignment and the Other Instruments, as the case may be (collectively, the "Related Instruments"). The board of directors and shareholders of each Seller have taken all action required by law, the articles of incorporation, bylaws or other governing documents of such Seller or otherwise to authorize the execution and delivery of this Agreement and the Related Instruments and the consummation of the transactions contemplated hereby and thereby. No other corporate act or proceeding on the part of either Seller is necessary to authorize this Agreement or any of the Related Instruments or the transactions contemplated hereby or thereby. This Agreement is, and each of the Related Instruments, when executed and delivered to Buyer by the applicable Seller at the Closing, will be, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

                  (b) Each Seller has previously delivered to Buyer true and complete copies, certified by the Secretary of such Seller, of the resolutions duly and validly adopted by the board of directors and shareholders of such Seller evidencing their respective authorizations of the execution and delivery of this Agreement and the Related Instruments and the consummation of the transactions contemplated hereby and thereby, which resolutions have not been modified, revoked or rescinded in any respect.

         4.3 No Violation. Neither the execution and delivery by either Seller of this Agreement or any of the Related Instruments, nor the consummation by either Seller of the transactions contemplated hereby or thereby, will violate any provision of the laws of the British Virgin Islands (in the case of Parent) or the Tennessee Business Corporation Act (in the case of the Company), or the articles of incorporation, bylaws or other governing documents of such Seller, or violate, conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under any note, bond mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind to which either Seller is a party or by which either Seller may be bound or affected or to which any of the Assets may be subject, or violate any statute or

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law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, except for violations that would not have a material adverse effect on such Seller's business, assets, earnings or prospects.

         4.4 Subsidiaries. Except for the Company, which is a wholly-owned subsidiary of the Parent, neither Seller, directly or indirectly, owns or controls stock or other equity securities of any corporation, partnership or other entity that have in ordinary circumstances (not depending upon the happening of a contingency) voting power to elect a majority of the board of directors or similar governing body.

         4.5      Financial Statements.

                  (a) The Company has previously delivered to Buyer (i) balance sheets of the Company at June 30, 1994, June 30, 1995 and June 30, 1996 (the balance sheet as of June 30, 1996, the "Balance Sheet") and (ii) statements of income for each of the years then ended, all compiled by Hazlett, Lewis & Bieter, certified public accountants. Such balance sheets fairly present the assets, liabilities and financial condition of the Company as of the respective dates thereof and such statements of income fairly present the results of operations of the Company for the periods referred to therein, all in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise specifically disclosed therein.

                  (b) The Company has previously delivered to Buyer (i) an unaudited balance sheet of the Company at November 30, 1995 (the "November Balance Sheet") and (ii) unaudited statement of income for the five-month period then ended, each certified by the chief financial officer of the Company to the effect set forth in this Section 4.5(b). Such balance sheet fairly presents the assets, liabilities and financial condition of the Company as of the respective dates thereof and such statement of income fairly presents the results of operations of the Company for the period referred to therein, in each case subject to normal year-end adjustments.

         4.6 No Undisclosed or Contingent Liabilities. Neither Seller has any material liabilities or obligations relating to the Assets or the Business of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are not fully reflected on Schedule 1.4, and, to Seller's knowledge, there is no basis for the assertion against either Seller of any material liability or obligation of any nature whatsoever with respect to the Assets or the Business not fully reflected on such Schedule.

         4.7 Litigation, Orders. Except as set forth in Schedule 4.8, there are no claims, actions, suits, proceedings, investigations or inquiries pending before any court, arbitrator or governmental or regulatory official or office, or, to the knowledge of either Seller, threatened against or affecting the Business or the Assets or questioning the validity of this Agreement, the transactions contemplated hereby or any action taken or to be taken by either Seller pursuant to this Agreement, at law or in equity, before or by any federal, state, local or foreign governmental authority; nor, to the knowledge

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of either Seller, is there any valid basis for any such claim, action, suit, proceeding, inquiry or investigation. Except as set forth in Schedule 4.8, no claim, action, suit, proceeding, inquiry or investigation set forth in such section would, if adversely decided, have a material adverse effect on the operations, condition (financial or otherwise), liabilities, assets, earnings, working capital or prospects of the Business. Neither Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding that has had or may have a material adverse effect on the Assets or the Business or on its ability to acquire any property for the use or benefit of the Business or to conduct the Business in any area.

         4.8 Title to Properties; Encumbrances. Except as disclosed on Schedule 4.8, Parent has good and valid title to all of the Parent Assets and the Company has good and valid title to all of the Company Assets. Since the Balance Sheet Date, neither Parent nor the Company has purchased any material amount of assets. All of the Assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

         4.9 Equipment. The equipment of the Company used in the Business has no known material defects and is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for its current uses; and none of such equipment is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

         4.10 Compliance with Law. Each Seller is currently in compliance in all material respects in respect of the operations, practices, real property, facilities, equipment and other property relating to the Business, and all other aspects of the Business, with all applicable material laws (whether statutory or otherwise) , rules, regulations, orders, ordinances, judgments, decrees, writs and injunctions of all federal, state, local or foreign governmental authorities (collectively, "Laws"), including all Laws relating to the safe conduct of the Business, environmental protection and conservation, antitrust, taxes (except as otherwise noted in Schedule 1.4), consumer protection, currency exchange, equal opportunity, health, sanitation, fire, zoning, building, occupational safety, pension, securities and trademark and copyright; and neither Seller has received notification in the last three years of any asserted present or past failure to so comply.

         4.11     Taxes.

                  (a) Each Seller has timely filed (including any applicable extension periods) all tax reports, returns and forms required to be filed by applicable federal, state, local or foreign tax laws, and all such reports, returns and forms are correct and complete; copies of all tax returns for the Company in respect of all years not barred by the statute of limitations have been delivered by the Company to Buyer and all such returns are listed on
Schedule 4.11.

                  (b) With respect to each of the Company's tax returns that have been examined by the Internal Revenue Service or the Tennessee Department of Revenue or other state or local taxing authority (collectively, an "Authority"), which returns are identified in Schedule 4.11(b), all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any Authority in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. No state of facts exists or has existed that would constitute grounds for the assessment of any tax liability with respect to the periods that have not been audited by the Internal Revenue Service or any Authority. Except to the extent set forth in Schedule 4.11(b), there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local tax return for any period.

                  (c) Except for approximately $61,000 owed by the Company to the Internal Revenue Service in respect of overdue payroll taxes, each Seller has timely paid all federal, state, local and foreign income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax due or claimed to be due from such Seller by the Internal Revenue Service or any Authority. No tax liens have been filed on any property or assets of either Seller and no claims are being asserted with respect to any taxes.

                  (d) Except as described in paragraph (c) above, each Seller has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has withheld all amounts required by law to be withheld from the wages or salaries of employees who are employed in the Business, and is not liable for any taxes or other charges for failure to comply with such laws, rules and regulations.

         4.12 Consents and Approvals. Except for consents and approvals that have been obtained as listed on Schedule 4.12, neither Seller is required to obtain, transfer or cause to be transferred any consent, approval, license, permit or authorization of, or make any declaration, filing or registration with, any third party or any governmental authority in connection with (a) the execution and delivery by such Seller of this Agreement or the Related Instruments, (b) the consummation by such Seller of the transactions contemplated hereby or thereby, (c) the ownership and operation by Buyer of the Assets or (d) the conduct by Buyer of the Business as conducted by the Company on the date hereof.

         4.13 Good Title Conveyed, Etc. Parent and the Company have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to, the Parent Assets and the Company Assets, respectively, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. The Related Instruments, when duly executed and delivered by Parent or

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the Company, as the case may be, to Buyer at the Closing, will effectively vest in Buyer good and valid title to all of the Assets.

         4.14 Assets Necessary to Business. The Assets constitute all of the assets, properties, licenses and other agreements that are currently being used or are reasonably related to the Business as currently conducted and include all assets, properties, licenses and other agreements necessary to permit Buyer to conduct the Business in the same manner that it has been conducted prior to the date hereof.

         4.15 Insurance. Schedule 4.15 contains an accurate and complete list of all policies of fire, medical, life, liability, product liability, workmen's compensation, health and other forms of insurance currently in effect with respect to the Business or the Assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation, termination or non-renewal has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which Parent or the Company is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the Assets and the Business; and the coverage provided thereby, with respect to any act or event occurring on or prior to the Closing Date, will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.16, no risks with respect to the Business have been designated by Seller as being self-insured. Neither Seller has been refused any insurance in connection with the Business nor has its coverage been limited by any insurance carrier to which it has applied for such insurance or with which it has carried such insurance in the last three years.

         4.16     Contracts, Commitments and Returns.  Except as set forth in
                  Schedule 4.16:

                  (a) Neither Seller is a party to or bound by any contracts or commitments relating to the Business that require payments in excess of $10,000 by any party thereto and are not cancelable by such Seller on notice of not longer than 30 days; and Sellers have provided Buyer with true and complete copies of each written agreement, contract and commitment identified in Schedule
4.17 and true and accurate summaries of any oral agreement, contract or commitment;

                  (b) Subject to obtaining any requisite consents of third parties, the enforceability of the contracts and commitments referred to in
Section 4.16(a) will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

                  (c) Neither Seller is a party to or bound by any contracts or commitments relating to the Business with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                  (d) Except as set forth on Schedule 4.16, neither Seller is a party to or bound by any employment agreement or any other agreement relating to the Business that contains any severance or termination pay liabilities or obligations;

                  (e) No breach or default or event or condition that, with the giving of notice or passage of time or both would become a breach or default, exists under any contract, agreement or commitment relating to the Business on the part of either Seller or, to either Seller's knowledge, on the part of any other party thereto; and

                  (f) As of the date of this Agreement, the aggregate of all accepted and unfilled orders for the sale of merchandise entered into by the Company does not exceed $5,000, and the aggregate of all contracts or commitments for the purchase of supplies by the Company does not exceed $5,000, all of which orders, contracts and commitments were made in the ordinary course of business and consistent with past practice. As of the date of this Agreement, there are no claims against the Company with respect to the Business to return products by reason of alleged overshipments, defective products or otherwise, or of products in the hands of customers under an understanding that such products would be returnable.

         4.17 Certain Interests. Neither Parent, the Company nor any officer, director or shareholder of either of them, nor any of their respective Affiliates, has (a) any direct or indirect interest (other than the ownership of less than one percent of the outstanding securities of a publicly held company) in any corporation or business that is involved in or competes with the Business or (b) any direct or indirect interest in any property or assets used by, or relating to, the Business, except through the ownership of Parent's or the Company's capital stock.

         4.18     Intellectual Property.

                  (a) Parent owns, free and clear of all liens, mortgages, security interests, charges and encumbrances and has good and merchantable title to, or holds adequate licenses or otherwise possesses all rights necessary to use all patents, trademarks, service marks, trade names, copyrights (including any applications for any of the foregoing), inventions, discoveries, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, object and source codes, and techniques used or proposed to be used in, or necessary for, the conduct of the Business as now conducted or proposed to be conducted (collectively, the "Intellectual Property").

                  (b) Schedule 4.18(b) contains an accurate and complete list of
(i) all such material patents, trademarks, trade names, service marks and copyrights, and all applications therefor and, with respect to registered items, contains a list of all jurisdictions in which such items are registered and all registration numbers; (ii) all licenses, permits and other agreements relating thereto; and (iii) all agreements relating to any of the Intellectual Property that either Seller is licensed or authorized to use by others. The patents, trademarks and copyrights constituting a part of the Intellectual Property are valid, subsisting and enforceable, and are duly recorded in the name of Parent.

                  (c) Sellers have the sole and exclusive right to use the patents, service marks and copyrights included in the Intellectual Property and, to Sellers' knowledge, the trademarks and tradenames included in the Intellectual Property, in each case in all jurisdictions in which the Business is conducted or proposed to be conducted or in which any products of the Business are distributed or proposed to be distributed, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

                  (d) No claims have been asserted by any person challenging or questioning the ownership, validity, enforceability or use by either Seller of any of the Intellectual Property and, to the knowledge of Sellers, there is no valid basis for any such claim, and the use or other exploitation of the Intellectual Property by Sellers does not infringe on or dilute the rights of any person; and, to the knowledge of Sellers, except as identified on Schedule 4.18(d), no other person is infringing on the rights of Sellers with respect to any of the Intellectual Property.

                  (e) Sellers have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets and other confidential information.

                  (f) Sellers have delivered to Buyer all documents with respect to any invention process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documents are accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use.

         4.19 Inventory. All inventory of the Business, whether reflected on the Balance Sheet or subsequently acquired, consists of a quality and quantity usable and salable in the ordinary course of business, except for inventory that is obsolete or of substandard quality or excess quantity, all of which has been written down on the November Balance Sheet to realizable market value.

         4.20 Employee Benefit Plans. Except for medical insurance described on
Schedule 4.20, the Company does not maintain or contribute to, or in the past has maintained or contributed to, or has any commitment, whether formal or informal and whether legally binding or not, to create, any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, whether or not covered by the Employee Retirement Income Security Act of 1974, for the benefit of any directors, officers or employees, current or former, active or inactive, of either Seller.

         4.21 Product Recalls. There have been no product recalls, stop sales or withdrawals with respect to any of the Company's products during the three-year period preceding the date of this Agreement and the Company has no reason to believe that such action would have been reasonably appropriate.

         4.22     Labor Matters.

                  (a) The Company has for the past three years and is currently complying in all material respects with all applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice;

                  (b) There is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of either Seller, threatened before the National Labor Relations Board nor is there any basis for any such charge or complaint;

                  (c) There is no labor strike, slowdown or work stoppage pending or, to the knowledge of either Seller, threatened against the Company;

                  (d) The Company has not experienced any significant work stoppages or been a party to any proceedings before the National Labor Relations Board involving any significant issues for the past three years or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the past three years; and

                  (e) There is no charge or complaint pending or, to the knowledge of either Seller, threatened against the Company before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction. No employees or the Company are represented by any labor union and there is no collective bargaining agreement in effect with respect to such employees. During the past five years, to the knowledge of either Seller, no labor union has engaged in any organizing activities with respect to the Company's employees.

         4.23 Personnel. Schedule 4.23 contains an accurate and complete list of
(a) the names and current salaries of all officers of the Company and (b) the wage rates for non-salaried and non-executive salaried employees of the Company by classification. The Company is not in default with respect to any obligation to any of its employees.

         4.24 Bank Accounts. Schedule 4.24 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

         4.25     Private Placement.

                  (a) The Shares to be acquired by each Seller pursuant to this Agreement are being acquired for its own account and not with a view to the distribution or resale thereof or any interest therein in violation of the Securities Act of 1933 (the "Securities Act") or any applicable state securities laws. Each Seller understands that (i) the offer and sale of the Shares has not been registered under the Securities Act or any such laws, (ii) the Shares may not be resold unless so registered or pursuant to an exemption from registration and (iii) the certificates representing the Shares shall bear a legend to such effect.

                  (b) Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and making an informed investment decision with respect thereto. Each Seller has had the opportunity to ask questions of, and receive answers from, Buyer regarding Buyer's financial condition, results of operations, business, property, management and prospects sufficient to enable it to make an informed investment decision with respect to the Shares. Each Seller acknowledges receipt of (i) Buyer's prospectus, dated May 23, 1996, relating to Buyer's initial public offering of common stock, (ii) Buyer's quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 1996, and (iii) press releases of Buyers dated June 24, 1996, June 27, 1996 and September 16, 1996, respectively.

         4.26 Disclosure. No representation or warranty by either Seller contained in this Agreement, and no statement contained in any document, list, certificate or other writing furnished or to be furnished by or on behalf of either Seller to Buyer or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                    -----------------------------------------
         Buyer represents and warrants to Sellers as follows:

         5.1 Organization, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Copies of the Articles of Incorporation, as amended, and Bylaws of Buyer have been delivered to Sellers, and such copies are complete and correct and in full force and effect on the date of this Agreement. Buyer is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the character of its properties or the nature of its activities makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the business or financial condition of Buyer and its subsidiaries on a consolidated basis.

         5.2 Authorization. Buyer has all requisite power and authority to execute, deliver and consummate the transactions contemplated by this Agreement and the Assumption Agreement. Buyer has taken all action required by law and its articles of incorporation and bylaws or otherwise to authorize the execution and delivery of this Agreement and the Assumption Agreement and the consummation of the transactions contemplated hereby and thereby. No other act or proceeding on the part of Buyer is necessary to authorize this Agreement or the Assumption Agreement or the transactions contemplated hereby or thereby. This Agreement is, and the Assumption Agreement, when executed and delivered to Sellers by Buyer at the Closing, will be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

         5.3 No Violation. Neither the execution and delivery by Buyer of this Agreement or the Assumption Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will violate any provision of the Pennsylvania Business Corporation Law or the articles of incorporation or bylaws of Buyer or violate, conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the property or assets of Buyer under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer may be bound or affected or to which any of the property or assets of Buyer may be subject, or violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority.

         5.4 Validity of Stock. The shares of Common Stock to be issued pursuant to Section 1.2 have been duly authorized and, when issued and delivered at the Closing pursuant to Section 2.3 will be validly issued, fully paid and non-assessable, and will not be subject to preemptive rights.

         5.5 Capitalization. Buyer's entire authorized capital stock consists of 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding, and 10,000,000 shares of Common Stock, of which 3,935,124 shares are issued and outstanding.

         5.6 Disclosure. No representation or warranty by Buyer contained in this Agreement, and no statement contained in any document, list, certificate or other writing furnished or to be furnished by or on behalf of Buyer to Sellers or any of their representatives in connection with the transactions hereby, contains or will contain any untrue statement of a material fact, or contemplated omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE VI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
                 ---------------------------------------------
         6.1 Survival of Representations. All representations, warranties and agreements made by any party to this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation made by or on behalf of any party hereto for a period of one year following the Closing Date.

         6.2      Indemnification.

                  (a) Subject to the terms and conditions of this Article VI, Parent and the Company, jointly and severally, shall indemnify, defend and hold harmless Buyer, at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages") , asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from (i) liabilities or obligations of either Seller (whether absolute, accrued, contingent or otherwise) existing as of the Closing or arising out of facts, conditions or circumstances existing at or prior thereto (excluding the Assumed Liabilities), whether or not such liabilities, obligations or claims were known at the time of the Closing; (ii) a breach of any representation, warranty or agreement of either Seller contained in or made pursuant to this Agreement; (iii) any tax claim asserted against Buyer, with respect to any taxes relating to Sellers' operations or properties on or prior to the Closing Date, except to the extent expressly included in the Assumed Liabilities; (iv) any taxes that may be due as a result of the sale of the Assets pursuant to this Agreement; (v) any liability under any federal, state or local plant closing, bulk sales or similar law (collectively, "Claims").

                  (b) Subject to the terms and conditions of this Article VI, Buyer shall indemnify, defend and hold harmless Sellers at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Sellers, directly or indirectly, by reason of or resulting from (i) the Assumed Liabilities, (ii) a breach of any representation, warranty or agreement of Buyer contained in or made pursuant to this Agreement, or (iii) any liabilities relating to the Business arising after the Closing Date that relate solely to events occurring after such date.

         6.3 Conditions of Indemnification. The obligations and liabilities of Buyer and Sellers as indemnifying parties (each, an "Indemnifying Party") to indemnify Sellers and Buyer, respectively (each, an "Indemnified Party"), under
Section 6.2 with respect to Claims made by third parties shall be subject to the following terms and conditions:

                  (a) The Indemnified Party shall give the Indemnifying Party prompt notice of any such Claim, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives chosen by it;

                  (b) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend any Indemnified Party against which such Claim has been asserted, such Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; and

                  (c) Anything in this Section 6.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, such Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the Indemnifying Party's consent (which consent shall not be unreasonably withheld) such Indemnified Party shall be deemed to have waived all rights hereunder against such Indemnifying Party for money damages arising out of such Claim, and (ii) such Indemnifying Party shall not, without the written consent of such Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a release from all liability in respect to such Claim.

         6.4 Limitation on Claims. Buyer's right to indemnification and to be held harmless against any Claims may be asserted only against the collateral then held under the Escrow Agreement, unless such Claim arises out of a breach of the representations and warranties in Sections 4.8, 4.13 or 4.18; provided, however, in no event shall Buyer be entitled to indemnification hereunder for Claims exceeding, in the aggregate, $2,000,000, or the market value of the Shares, whichever is lower, inclusive of any Shares held by the Escrow Agent.

                                   ARTICLE VII

                     OTHER OBLIGATIONS OF SELLERS AND BUYER
                    ----------------------------------------
         7.1 Confidentiality. Sellers and Buyer shall hold, and shall cause their respective consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other parties furnished to it by any other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information shall be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished) , and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         7.2 Assignment of Confidentiality Agreements. Schedule 7.2 contains a complete and accurate list of all confidentiality agreements entered into by Parent or the Company or any of Parent's shareholders with any person, corporation or other entity in connection with the proposed sale of the stock or assets of Parent or the Company. On or prior to the Closing Date, Parent or the Company, as the case may be, shall assign to Buyer all of its rights under such confidentiality agreements.

         7.3 Mail Received After Closing. On and after the Closing, Buyer may receive and open all mail addressed to either Seller and deal with the contents thereof in its sole discretion to the extent that such mail and contents relate to the Assets, the Business or any of the Assumed Liabilities. Buyer shall deliver to Parent or the Company, as applicable, all other mail received that is addressed to Parent or the Company and does not relate to the Assets, the Business or the Assumed Liabilities.

         7.4      Competition.

                  (a) Each Seller acknowledges that Buyer would be irreparably damaged if such Seller's confidential knowledge of the Business were disclosed to or utilized on behalf of any person, firm, corporation or other business entity that is in competition with Sellers, and each Seller agrees that it shall not, and shall cause its Affiliates not to, at any time, without the prior written consent of Buyer, disclose or use any such confidential information.

                  (b) In furtherance of this Section 7.4 and to secure the interests of Buyer hereunder, each Seller agrees that for a period of 18 months following the Closing Date, it shall not, nor shall it permit any of its Affiliates to, directly or indirectly, participate in the ownership, management, operation or control of, or have any financial interest in or aid or assist any person in the conduct of, any business (a "Competitive Operation") that competes with the Business as conducted by the Company at any time during the two-year period immediately preceding the date of this Agreement in any area where the Business is then conducted; provided, however, that ownership of not more than five percent of the equity securities of any publicly held Competitive Operation shall not constitute a violation of this paragraph (b).

                  (c) If any provision of this Section 7.4 shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and all other such provisions shall continue in full force and effect to the full extent consistent with law. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision which, together with all other provisions of this Agreement, shall likewise continue in full force and effect to the full extent consistent with law.

                  (d) Each Seller acknowledges that a violation by it or any of its Affiliates of any of the covenants contained in this Section 7.4 would cause immeasurable and irreparable damage to Buyer. Each Seller accordingly acknowledges that Buyer shall be entitled to injunctive relief in any court of competent jurisdiction in the State of Delaware for any actual or threatened violation of any such covenant, without posting a bond or other security, in addition to any other remedies available to Buyer.

         7.5      Registration Rights.

                  (a) If, at any time, Buyer proposes to register any shares of Common Stock under the Securities Act other than pursuant to a registration effected to implement (i) an employee benefit plan or (ii) a transaction to which Rule 145 or any similar rule of the SEC under the Securities Act applies, whether or not for sale for its own account, Buyer shall give written notice thereof to Sellers and upon the written request of either Seller, given within 15 days after the receipt of any such written notice, Buyer will include in such registration statement any or all of the Shares then owned by such Seller; provided, however, that (i) the maximum number of Shares to be sold shall not exceed the number which the managing underwriter considers, in good faith, to be appropriate based on market conditions and other relevant factors (including pricing); and (ii) if the total number of Shares desired to be sold exceeds such amount, Buyer shall be entitled to include in such registration statement the full amount of shares that it desires to include, and Sellers, together with any other shareholders who elect to participate in the offering, shall be entitled to sell up to any remaining amount of Shares pro rata in proportion to the number of Shares requested to be included therein.

                  (b) If the number of Shares to be included in a registration statement pursuant to this Section 7.5 is reduced as provided in paragraph (a) above, such Seller may withdraw its Shares from such registration statement by giving written notice to such effect to Buyer at any time prior to the effective date thereof. At any time prior to such effective date, Buyer shall have the right to withdraw such registration statement for any reason whatsoever.

                  (c) In connection with any registration under this Section 7.5, Sellers shall not sell any Shares, except pursuant to such registration, for the period following the effective date of the applicable registration statement that the managing underwriter of the offering determines is necessary to effect the offering.

                  (d) Until such times as Sellers are permitted to dispose of all of the Shares under Rule 144(k) or any similar rule of the SEC, Buyer shall not grant any "piggyback" registration rights with respect to the Common Stock, or any securities convertible into or exchangeable for Common Stock, to any other shareholders that are superior to the rights granted to Sellers pursuant to this Section 7.5.

         7.6 Maintenance of Listing. Until such time as Sellers have sold or transferred the Shares or are permitted to do so pursuant to Rule 144(k) under the Securities Act or any successor or similar provision, Buyer shall use its best efforts to maintain the registration of the Common Stock under the Securities Exchange Act of 1934 and the listing of the Common Stock on the NASDAQ Small Cap Market, or such other over-the-counter market or securities exchange as the Board of Directors of Buyer may determine; provided, however, this Section 7.6 shall not restrict in any way (i) Buyer's right to enter into a merger, consolidation, business combination or other transaction, or to sell all or any portion of its assets, if the Board of Directors determines in good faith, in the exercise of its fiduciary duties, that such transaction is in the best interests of Buyer's stockholders or (ii) the right of any holder of Buyer's securities to dispose of such securities at any time, in any such case regardless of whether such transaction or disposition could result in the delisting of the Common Stock on any market or exchange on which the Common Stock is then listed.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF BUYER
                      ------------------------------------
         The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

         8.1 Representations and Warranties. The representations and warranties of Sellers contained herein, and the statements contained in any schedule, instrument, list, certificate or writing delivered by either Seller pursuant to this Agreement shall be true, complete and accurate as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of such dates, except for any changes expressly permitted by this Agreement.

         8.2 Performance. Sellers shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Sellers at or prior to the Closing.

         8.3 No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or govern mental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby, (b) could have a material adverse effect on Buyer's ability to exercise control over or manage the Business after the Closing or (c) could have a material adverse effect on the operations, condition (financial or otherwise), liabilities, assets, earnings or prospects of the Business.

         8.4 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

         8.5 Opinion of Company Counsel. Buyer shall have received an opinion of Miller & Martin, counsel to the Company, dated the Closing Date, in form and substance satisfactory to Buyer, substantially to the effect set forth in Sections 4.1, 4.2, 4.3, 4.7 and 4.12 but limited to matters relating to the Company.

         8.6 Documents. The Related Instruments and all other documents to be delivered by Parent or the Company to Buyer at the Closing shall be satisfactory in form and substance to Buyer.

         8.7 Consents and Approvals. All licenses, permits, consents, approvals and authorizations of all third parties and governmental bodies and agencies shall have been obtained that are necessary, in the opinion of counsel to Buyer, in connection with (a) the execution and delivery by Sellers of this Agreement or the Related Instruments, (b) the consummation by Sellers of the transactions contemplated hereby or thereby, (c) the ownership and operation by Buyer of the Assets or (d) the conduct by Buyer of the Business as conducted on the date hereof, and copies of all such licenses, permits, consents, approvals and authorizations shall have been delivered to Buyer.


                                   ARTICLE IX

                      CONDITIONS TO OBLIGATIONS OF SELLERS
                     -------------------------------------
         The obligations of Sellers under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

         9.1 Representations and Warranties. The representations and warranties of Buyer contained herein shall be true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for any changes expressly permitted by this Agreement.

         9.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it at or prior to the Closing.

         9.3 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

         9.4 Opinion of Buyer's Counsel. Sellers shall have received an opinion from Klehr, Harrison, Harvey, Branzburg & Ellers, counsel to Buyer, dated the Closing Date, in form and substance satisfactory to Sellers, substantially to the effect set forth in Sections 5.1, 5.2, 5.3 and 5.4.

         9.5 Employment Agreement. David P. Holt and Buyer shall have entered into, or simultaneously with the Closing shall enter into, an Employment Agreement in substantially the form of Exhibit E attached hereto.


                                    ARTICLE X

                                  MISCELLANEOUS
                                 ---------------
         10.1     Commissions. Each of the parties hereto represents and
warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby. Each of the parties hereto shall pay or discharge, and shall indemnify and hold the others harmless from and against, all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it.

         10.2 Expenses; Taxes, Etc. Except as otherwise provided herein, each party hereto shall pay all fees and expenses incurred by it in connection with this Agreement.

         10.3 Further Assurances. From time to time, at Buyer's request and without further consideration, each Seller shall execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good and valid title to the Assets.

         10.4 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. The rights and obligations of Buyer and Sellers hereunder may not be assigned without the consent of the other.

         10.5     Entire Agreement, Amendments and Waiver.

         (a) This Agreement, the exhibits, the schedules and other writings referred to herein or delivered pursuant hereto that form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. Notwithstanding the foregoing, all provisions of the Letter of Intent relating to Buyer's distribution rights shall remain in full force and effect following the execution of this Agreement and be enforceable by Buyer in accordance with their terms.

                  (b) This Agreement may be amended only by a written instrument duly executed by the parties. Any condition to a party's obligations hereunder may be waived in writing by such party to the extent permitted by law.

         10.6 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by telex or facsimile transmission or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to Buyer to:            MicroLeague Multimedia, Inc.
                           750 Davison Drive
                           Newark, DE  19713
                           Attention: Neil Swartz
                           Facsimile No.:  (302) 368-9219

with copies to:            Klehr, Harrison, Harvey, Branzburg & Ellers
                           1401 Walnut Street
                           Philadelphia, PA 19102
                           Attention: Robert W. Cleveland, Esq.
                           Facsimile No.:  (215) 568-6603

                                    and

                           Lamb & Bouchard
                           222 Delaware Avenue
                           Suite 1102
                           P.O. Box 29
                           Wilmington, DE 19899
                           Attention: Andre G. Bouchard, Esq.
                           Facsimile No.:  (302) 573-3501

If to Parent:              M.S. Investment Holdings Limited
                           4/F, Galuxe Building
                           8-10 On Lan Street
                           Central, Hong Kong
                           Attention: William H. Areson, Jr.
                           Facsimile No.: 011-852-281-01957

If to Company:             Micro Sports, Incorporated
                           2255 Center Street
                           Suite 107
                           Chattanooga, TN 37421
                           Attention: David P. Holt
                           Facsimile No.: (423) 842-9742

with a copy to:            Miller & Martin
                           Suite 1000
                           Volunteer Building
                           832 Georgia Avenue
                           Chattanooga, TN 37402
                           Attention: J. Porter Durham, Jr., Esq.
                           Facsimile No.: (423) 785-8426

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

         10.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its or any other jurisdiction's conflicts of law rules. Each party hereto agrees to submit to personal jurisdiction and to waive any objection to venue in the State of Delaware, and further agrees that service of process in any action arising out of or relating to this Agreement shall be effective if mailed to such party at the address specified herein.

         10.9 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.10 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                   ARTICLE XI

                                  DEFINED TERMS
                                 ---------------

         11.1 Location of Certain Defined Terms. The following terms used in this Agreement are defined in the Section indicated:

                                Term                                 Section
                               ------                               ---------
                  Assets                                               1.1
                  Assignment                                           1.1
                  Assumed Liabilities                                  1.5
                  Assumption Agreement                                 1.2
                  Bills of Sale                                        1.1
                  Books and Records                                    2.2
                  Business                                             forepart
                  Buyer                                                forepart
                  Claims                                               6.2
                  Closing                                              2.1
                  Closing Date                                         2.1
                  Code                                                 1.3
                  Competitive Operation                                7.4
                  Common Stock                                         1.2
                  Damages                                              6.2
                  Escrow Agent                                         1.2
                  Escrow Agreement                                     1.2
                  Indemnified Party                                    6.3
                  Indemnifying Party                                   6.3
                  Intellectual Property                                4.19
                  Laws                                                 4.11
                  Other Instruments                                    1.1
                  Related Instruments                                  4.2
                  SEC                                                  7.5
                  Securities Act                                       4.27
                  Sellers                                              forepart
                  Shares                                               1.2

         11.2 Other Defined Terms. As used in this Agreement, the following terms have the meanings indicated:

                  "Affiliate" of a specified person means a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

                  "including" means including but not limited to.

                  "Subsidiary" of a person or entity means any corporation (a) of which such person or entity directly or indirectly owns or controls at the time outstanding shares of stock or other equity securities that have in ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the board of directors of such corporation, or (b) of which shares of stock or other equity securities of the character described in the foregoing clause (a) shall at the time be owned or controlled directly or indirectly by such person or entity and one or more of its Subsidiaries or by one or more of its Subsidiaries.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and Sellers on the date first written above.

                                       M.S. INVESTMENTS HOLDINGS,



                                       By:______________________________________
                                          Name:
                                          Title:



                                       MICRO SPORTS, INCORPORATED



                                       By:______________________________________
                                          Name:
                                          Title:



                                       MICROLEAGUE MULTIMEDIA, INC.



                                       By:______________________________________
                                          Name:
                                          Title:

                                   EXHIBIT A-1

                             BILL OF SALE OF PARENT

                                   EXHIBIT A-2

                           BILL OF SALE OF THE COMPANY

                                    EXHIBIT B

                                   ASSIGNMENT

                                    EXHIBIT C

                                ESCROW AGREEMENT

                                    EXHIBIT D

                              ASSUMPTION AGREEMENT